SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 13G
(Rule 13d-2)
INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2
UNDER THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. 2)
Trico Marine Services, Inc.

(Name of Issuer)
Common Stock

(Title of Class of Securities)
896106200

(CUSIP Number)
December 31, 2010

(Date of Event Which Requires Filing of this Statement)
     Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐	Rule 13d-1(b)

☑	Rule 13d-1(c)

☐	Rule 13d-1(d)
          *The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
          The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	896106200	13 G	Page	2	of	21 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Alleghany Corporation

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0 (1)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		0 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0 (1)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	0.0%

12	TYPE OF REPORTING PERSON

	CO

(1)	As of the date hereof, the reporting persons identified herein no longer beneficially own any of the shares of Trico Marine Services, Inc. Prior to the disposition of such shares, the shares were owned directly by Capitol Indemnity Corporation (“CIC”), Capitol Specialty Insurance Company (“CSIC”), Pacific Compensation Insurance Company (f/k/a Employers Direct Insurance Corporation) (“PCIC”), Platte River Insurance Company (“PRC”) and RSUI Indemnity Company (“RIC”). Alleghany Capital Partners LLC (“ACP”) acts as an investment manager for each of CIC, CSIC, PCIC, PRC and RIC pursuant to an investment management agreement with each such company, whereby, among other things, ACP has been granted voting power over the shares of common stock of the issuer owned of record by each such company. Capitol Transamerica Corporation (“CATA”) owns 100% of the issued and outstanding stock of CIC and CSIC. Pacific Compensation Corporation (f/k/a Employers Direct Corporation) (“PCC”) owns 100% of the issued and outstanding stock of PCIC. RSUI Group, Inc. (“RSUI Group”) owns 100% of the issued and outstanding stock of RIC. Alleghany Insurance Holdings LLC (“AIHL”) owns 100% of the issued and outstanding stock of CATA, PCC, PRC and RSUI Group and 100% of the equity interests in ACP. Alleghany Corporation (“Alleghany”) owns 100% of the equity interests in AIHL.

CUSIP No.	896106200	13 G	Page	3	of	21 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Alleghany Insurance Holdings LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	0.0%

12	TYPE OF REPORTING PERSON

	OO

CUSIP No.	896106200	13 G	Page	4	of	21 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Alleghany Capital Partners LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	0.0%

12	TYPE OF REPORTING PERSON

	OO

CUSIP No.	896106200	13 G	Page	5	of	21 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Capitol Transamerica Corporation

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Wisconsin

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	0.0%

12	TYPE OF REPORTING PERSON

	CO

CUSIP No.	896106200	13 G	Page	6	of	21 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Pacific Compensation Corporation

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	0.0%

12	TYPE OF REPORTING PERSON

	CO

CUSIP No.	896106200	13 G	Page	7	of	21 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Platte River Insurance Company

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Nebraska

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	0.0%

12	TYPE OF REPORTING PERSON

	IC

CUSIP No.	896106200	13 G	Page	8	of	21 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON RSUI Group, Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	0.0%

12	TYPE OF REPORTING PERSON

	CO

CUSIP No.	896106200	13 G	Page	9	of	21 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Capitol Indemnity Corporation

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Wisconsin

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	0.0%

12	TYPE OF REPORTING PERSON

	IC

CUSIP No.	896106200	13 G	Page	10	of	21 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Capitol Specialty Insurance Corporation

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Wisconsin

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	0.0%

12	TYPE OF REPORTING PERSON

	IC

CUSIP No.	896106200	13 G	Page	11	of	21 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Pacific Compensation Insurance Company

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	California

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	0.0%

12	TYPE OF REPORTING PERSON

	IC

CUSIP No.	896106200	13 G	Page	12	of	21 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON RSUI Indemnity Company

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	New Hampshire

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	0.0%

12	TYPE OF REPORTING PERSON

	IC

CUSIP No.	896106200	13 G	Page	13	of	21 Pages
Introduction
This Final Amendment to Schedule 13G (“Final Amendment to Schedule 13G”) amends and restates Amendment No. 1 to Schedule 13G filed on January 27, 2009 by the reporting persons identified in Item 2(a) below (the “Reporting Persons”), relating to their beneficial ownership of the shares of common stock, par value $0.01 of Trico Marine Services, Inc. (the “Common Stock”). This Final Amendment to Schedule 13G is being jointly filed by the Reporting Persons, who have entered into a Joint Filing Agreement dated the date hereof, to report that the Reporting Persons are no longer the beneficial owners of any shares of Common Stock. In light of the change in beneficial ownership as reported in this Final Amendment to Schedule 13G, the Reporting Persons have no further reporting obligations on Schedule 13G with respect to the Common Stock.
Item 1(a) Name of Issuer
     Trico Marine Services, Inc.
Item 1(b) Address of Issuer’s Principal Executive Offices
3200 Southwest Freeway, Suite 2950
Houston, Texas 77027
Item 2(a) Name of Person Filing:
Alleghany Corporation
Alleghany Insurance Holdings LLC
Alleghany Capital Partners LLC
Capitol Transamerica Corporation
Pacific Compensation Corporation
Platte River Insurance Company
RSUI Group, Inc.
Capitol Indemnity Corporation
Capitol Specialty Insurance Corporation
Pacific Compensation Insurance Company
RSUI Indemnity Company
Item 2(b) Address of Principal Business Office or, if none, Residence:
     See Item 2(c)
Item 2(c) Citizenship:

Alleghany Corporation	Alleghany Insurance Holdings LLC
7 Times Square Tower, 17th Floor	7 Times Square Tower, 17th Floor
New York, NY 10036	New York, NY 10036
Delaware corporation	Delaware limited liability company

Alleghany Capital Partners LLC	Capitol Transamerica Corporation
7 Times Square Tower, 17th Floor	1600 Aspen Commons
New York, NY 10036	Middleton, WI 53562
Delaware limited liability company	Wisconsin corporation

Pacific Compensation Corporation	Platte River Insurance Company
30301 Agoura Road	1600 Aspen Commons
Agoura Hills, CA 91301	Middleton, WI 53562
Delaware corporation	Nebraska corporation

RSUI Group, Inc.	Capitol Indemnity Corporation
945 East Paces Ferry Road	1600 Aspen Commons
Atlanta, GA 30326	Middleton, WI 53562
Delaware corporation	Wisconsin corporation

CUSIP No.	896106200	13 G	Page	14	of	21 Pages

Capitol Specialty Insurance Corporation	Pacific Compensation Insurance Company
1600 Aspen Commons	30301 Agoura Road
Middleton, WI 53562	Agoura Hills, CA 91301
Wisconsin corporation	California corporation

RSUI Indemnity Company
945 East Paces Ferry Road
Atlanta, GA 30326
New Hampshire corporation
Item 2(d) Title of Class of Securities
     Common Stock
Item 2(e) CUSIP Number
     896106200
Item 3 If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
     This Final Amendment to Schedule 13G is filed on behalf of (i) Alleghany Corporation (“Alleghany”), (ii) Alleghany Insurance Holdings LLC (“AIHL”), a wholly owned subsidiary of Alleghany, (iii) Alleghany Capital Partners LLC (“ACP”), a wholly owned subsidiary of AIHL, (iv) RSUI Group, Inc. (“RSUI Group”), Capitol Transamerica Corporation (“CATA”), Pacific Compensation Corporation (f/k/a Employers Direct Corporation) (“PCC”) and Platte River Insurance Company, each of which is a wholly owned subsidiary of AIHL, (v) RSUI Indemnity Company (“RIC”), a wholly owned subsidiary of RSUI Group, (vi) Capitol Indemnity Corporation (“CIC”) and Capitol Specialty Insurance Corporation (“CSIC”), each of which is a wholly owned subsidiary of CATA and (vii) Pacific Compensation Insurance Company (f/k/a Employers Direct Insurance Company) (“PCIC”), a wholly owned subsidiary of PCC. ACP acts as an investment manager for each of CIC, CSIC, PCIC, PRC and RIC pursuant to an investment management agreement with each such company, whereby, among other things, ACP has been granted voting power over the shares of Common Stock owned of record by each such company.
Item 4 Ownership
(a)	Amount beneficially owned

See the Cover Pages for each of the Reporting Persons

(b)	Percent of class

See the Cover Pages for each of the Reporting Persons

(c)	Number of shares to which person has
(i)	sole power to vote or direct the vote

(ii)	shared power to vote or direct the vote

(iii)	sole power to dispose or to direct disposition

(iv)	shared power to dispose or to direct disposition
See the Cover Pages for each of the Reporting Persons

CUSIP No.	896106200	13 G	Page	15	of	21 Pages
Item 5 Ownership of Five Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☑.
Item 6 Ownership of More than Five Percent on Behalf of Another Person
     Not Applicable
Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.
     Not Applicable
Item 8 Identification and Classification of Members of the Group
     See Exhibit A
Item 9 Notice of Dissolution of Group
     Not Applicable
Item 10 Certification
By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No.	896106200	13 G	Page	16	of	21 Pages
SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment No. 2 to Statement on Schedule 13G is true, complete and correct.

January 6, 2011	ALLEGHANY CORPORATION
	By:	/s/ Roger B. Gorham
		Name:	Roger B. Gorham
		Title:	Senior Vice President — Finance and Investments, Chief Financial Officer

January 6, 2011	ALLEGHANY INSURANCE HOLDINGS LLC
	By:	/s/ Roger B. Gorham
		Name:	Roger B. Gorham
		Title:	Senior Vice President

January 6, 2011	ALLEGHANY CAPITAL PARTNERS LLC
	By:	/s/ Peter R. Sismondo
		Name:	Peter R. Sismondo
		Title:	Treasurer

January 6, 2011	CAPITOL TRANSAMERICA CORPORATION
	By:	*
		Name:	Frederick Taransky
		Title:	Vice President and Chief Financial Officer

January 6, 2011	PACIFIC COMPENSATION CORPORATION
	By:	*
		Name:	Ronald A. Groden
		Title:	Vice Chairman, Executive Vice President & Chief Financial Officer

January 6, 2011	PLATTE RIVER INSURANCE COMPANY
	By:	*
		Name:	Frederick Taransky
		Title:	Vice President and Chief Financial Officer

January 6, 2011	RSUI GROUP, INC.
	By:	*
		Name:	Phillip McCrorie
		Title:	Senior Vice President and Chief Financial Officer

CUSIP No.	896106200	13 G	Page	17	of	21 Pages

January 6, 2011	CAPITOL INDEMNITY CORPORATION
	By:	*
		Name:	Frederick Taransky
		Title:	Vice President and Chief Financial Officer

January 6, 2011	CAPITOL SPECIALTY CORPORATION
	By:	*
		Name:	Frederick Taransky
		Title:	Vice President and Chief Financial Officer

January 6, 2011	PACIFIC COMPENSATION INSURANCE COMPANY
	By:	*
		Name:	Ronald A. Groden
		Title:	Vice Chairman, Executive Vice President & Chief Financial Officer

January 6, 2011	RSUI INDEMNITY COMPANY
	By:	*
		Name:	Phillip McCrorie
		Title:	Senior Vice President and Chief Financial Officer

* By:	/s/ Christopher K. Dalrymple Christopher K. Dalrymple
Attorney-in-Fact

CUSIP No.	896106200	13 G	Page	18	of	21 Pages
EXHIBIT INDEX

Exhibit No.
A	Members of Filing Group

B	Joint Filing Agreement

CUSIP No.	896106200	13 G	Page	19	of	21 Pages
EXHIBIT A
Members of Filing Group
Alleghany Corporation
Alleghany Insurance Holdings LLC
Alleghany Capital Partners LLC
Capitol Transamerica Corporation
Pacific Compensation Corporation
Platte River Insurance Company
RSUI Group, Inc.
Capitol Indemnity Corporation
Capitol Specialty Insurance Corporation
Pacific Compensation Insurance Company
RSUI Indemnity Company

CUSIP No.	896106200	13 G	Page	20	of	21 Pages
EXHIBIT B
JOINT FILING AGREEMENT
     In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing of Amendment No. 2 to Statement on Schedule 13G (including amendments thereto) with respect to the common stock, par value $0.01 per share, of Trico Marine Services, Inc., a Delaware corporation.
Date: January 6, 2011

January 6, 2011	ALLEGHANY CORPORATION
	By:	/s/ Roger B. Gorham
		Name:	Roger B. Gorham
		Title:	Senior Vice President — Finance and Investments, Chief Financial Officer

January 6, 2011	ALLEGHANY INSURANCE HOLDINGS LLC
	By:	/s/ Roger B. Gorham
		Name:	Roger B. Gorham
		Title:	Senior Vice President

January 6, 2011	ALLEGHANY CAPITAL PARTNERS LLC
	By:	/s/ Peter R. Sismondo
		Name:	Peter R. Sismondo
		Title:	Treasurer

January 6, 2011	CAPITOL TRANSAMERICA CORPORATION
	By:	*
		Name:	Frederick Taransky
		Title:	Vice President and Chief Financial Officer

January 6, 2011	PACIFIC COMPENSATION CORPORATION
	By:	*
		Name:	Ronald A. Groden
		Title:	Vice Chairman, Executive Vice President & Chief Financial Officer

January 6, 2011	PLATTE RIVER INSURANCE COMPANY
	By:	*
		Name:	Frederick Taransky
		Title:	Vice President and Chief Financial Officer

January 6, 2011	RSUI GROUP, INC.
	By:	*
		Name:	Phillip McCrorie
		Title:	Senior Vice President and Chief Financial Officer

CUSIP No.	896106200	13 G	Page	21	of	21 Pages

January 6, 2011	CAPITOL INDEMNITY CORPORATION
	By:	*
		Name:	Frederick Taransky
		Title:	Vice President and Chief Financial Officer

January 6, 2011	CAPITOL SPECIALTY CORPORATION
	By:	*
		Name:	Frederick Taransky
		Title:	Vice President and Chief Financial Officer

January 6, 2011	PACIFIC COMPENSATION INSURANCE COMPANY
	By:	*
		Name:	Ronald A. Groden
		Title:	Vice Chairman, Executive Vice President & Chief Financial Officer

January 6, 2011	RSUI INDEMNITY COMPANY
	By:	*
		Name:	Phillip McCrorie
		Title:	Senior Vice President and Chief Financial Officer

* By:	/s/ Christopher K. Dalrymple Christopher K. Dalrymple
Attorney-in-Fact